Exhibit 5.1

Jones Day

222 EAST 41ST STREET — NEW YORK, NEW YORK 10017.6702

TELEPHONE: +1.212.326.3434 — FACSIMILE: +1.212.755.7306

October 6, 2014

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Re:	Registration Statement on Form S-4 Filed by Sprint Corporation
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel to Sprint Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange in a transaction registered under the Securities Act of 1933 (the “Exchange Offer”) of (i) up to $2,250,000,000 aggregate principal amount of 7.250% Notes due 2021 of the Company (the “2021 Exchange Notes”) for an equal principal amount of 7.250% Notes due 2021 of the Company outstanding on the date hereof (the “2021 Outstanding Notes”), (ii) up to $4,250,000,000 aggregate principal amount of 7.875% Notes due 2023 of the Company (the “2023 Exchange Notes”) for an equal principal amount of 7.875% Notes due 2023 of the Company outstanding on the date hereof (the “2023 Outstanding Notes”) and (iii) up to $2,500,000,000 aggregate principal amount of 7.125% Notes due 2024 of the Company (the “2024 Exchange Notes,” and, together with the 2021 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”) for an equal principal amount of 7.125% Notes due 2024 of the Company outstanding on the date hereof (the “2024 Outstanding Notes,” and, together with the 2021 Outstanding Notes and the 2023 Outstanding Notes, the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of September 11, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by (i) in the case of the 2021 Outstanding Notes and the 2021 Exchange Notes, the First Supplemental Indenture, dated as of September 11, 2013 (the “First Supplemental Indenture,” and together with the Base Indenture, the “2021 Indenture”), among the Company, the Trustee and Sprint Communications, Inc., a Kansas corporation (“SCI”), (ii) in the case of the 2023 Outstanding Notes and the 2023 Exchange Notes, the Second Supplemental Indenture, dated as of September 11, 2013 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “2023 Indenture”), among the Company, the Trustee and SCI and (iii) in the case of the 2024 Outstanding Notes and 2024 Exchange Notes, the Third Supplemental Indenture, dated as of December 12, 2013 (the “Third Supplemental Indenture,” and together with the Base Indenture, the “2024 Indenture,” and together with the 2021 Indenture and 2023 Indenture, the “Indentures”), among the Company, the Trustee and SCI. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) by SCI.

Sprint Corporation

October 6, 2014

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the 2021 Indenture, 2023 Indenture or 2024 Indenture, as applicable, and issued and delivered in exchange for the applicable Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

2. The Guarantee of each of the 2021 Exchange Notes, 2023 Exchange Notes and 2024 Exchange Notes (each, an “Exchange Guarantee”) of SCI, upon the issuance of the Exchange Notes in exchange for the applicable Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of SCI.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indentures and that the Indentures are valid, binding and enforceable obligations of the Trustee and (ii) the 2021 Outstanding Notes, 2023 Outstanding Notes and 2024 Outstanding Notes have been duly authenticated by the Trustee in accordance with the applicable Indenture.

For the purposes of our opinions set forth in paragraph 2 above, we have further assumed that (a) SCI is a corporation existing and in good standing under the laws of the State of Kansas; (b) the Indentures and the Exchange Guarantees (i) have been authorized by all necessary corporate action of SCI and (ii) have been executed and delivered by SCI under the laws of the State of Kansas; and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indentures and the Exchange Guarantees by SCI does not violate or conflict with the laws of the State of Kansas, the provisions of the Amended Articles of Incorporation of SCI, the Amended and Restated Bylaws of SCI or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to SCI or its properties.

Sprint Corporation

October 6, 2014

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and SCI. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day